TRANSFER AGENCY AND SERVICE AGREEMENT

This TRANSFER AGENCY AND SERVICE AGREEMENT (this “Agreement”) dated and effective as of July 15, 2024 by and between State Street Bank and Trust Company, a Massachusetts trust company (“State Street” or the “Transfer Agent”), and TCW Funds, Inc., a company organized under the laws of the State of Maryland, having its principal office at 515 South Flower Street, Los Angeles, CA 90071 (the “Company”).

WHEREAS, the Company is an open-end management investment company registered as such with the Securities and Exchange Commission (the “SEC”) pursuant to the Investment Company Act of 1940, as amended (the “1940 Act”), and TCW Central Cash Fund (the “Fund”) is a series of the Company; and

WHEREAS, the Company desires to retain the Transfer Agent to render certain transfer agency services to the Fund and the Transfer Agent is willing to render such services, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	TERMS OF APPOINTMENT

1.1

Subject to the terms and conditions set forth in this Agreement, the Company hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as its transfer agent for the shares (each a “Share” and collectively the “Shares”) of each class of share capital of the Company as may be authorized and issued from time to time, dividend disbursing agent, and agent for certain other services provided to the Company’s sole shareholder, in each case in accordance with the provisions of the Company’s organizational documents as amended and restated from time to time (“Organizational Documents”).

1.2	Transfer Agency Services. In accordance with procedures established from time to time by agreement between the Company and the Transfer Agent, the Transfer Agent shall:

(i)	Receive orders for the purchase of Shares from the Company, and promptly deliver appropriate documentation thereof to the custodian of the Company as identified by the Company (the “Custodian”);

(ii)	Pursuant to such purchase orders, issue the appropriate number of Shares and book such Share issuance to the appropriate shareholder account;

(iii)	Receive redemption requests and redemption directions from the Company and deliver the appropriate documentation thereof to the Custodian;

(iv)

at the appropriate time as and when it receives monies paid to it by the Custodian with respect to any redemption, pay over or cause to be paid over in the appropriate manner such monies as instructed by the redeeming shareholder;

(v)	process transfer of Shares by the registered owners thereof upon receipt of proper instruction and approval by the Company;

(vi)	process and transmit payments for any dividends and distributions declared by the Company; and

(vii)

record the issuance of Shares of the Company and maintain pursuant to SEC Rule 17Ad-I 0(e) a record of the total number of Shares of the Company which are authorized, based upon data provided to it by the Company, and issued and outstanding; and provide the Company on a regular basis with the total number of Shares of the Company which are issued and outstanding but Transfer Agent shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares to determine if there are authorized Shares available for issuance or to take cognizance of any laws relating to, or corporate actions required for, the issue or sale of such Shares, which functions shall be the sole responsibility of the Company.

1.3	Additional Services. In addition to, and neither in lieu of nor in contravention of the services set forth in Section 1.2 above, the Transfer Agent shall perform the following services:

(i)

Other Customary Services. Perform certain customary services of a transfer agent and dividend disbursing agent, including, but not limited to: maintaining shareholder accounts, mailing shareholder reports to current shareholders, maintaining on behalf of the Company such bank accounts as the Transfer Agent shall deem necessary for the performance of its duties under this Agreement, preparing and mailing confirmation forms and statements of account to shareholders for all purchases and redemptions of Shares and other confirmable transactions in shareholder accounts, preparing and mailing activity statements for shareholders, and providing shareholder account information;

(ii)	State Transaction (“Blue Sky”) Reporting. The Company shall be solely responsible for its “blue sky” compliance and state registration requirements, if any; and

(iii)

Performance of Certain Services by a Company or Affiliates or Agents. New procedures as to who shall provide certain of the services described in this Section 1 may be established in writing from time to time by agreement between the Company and the Transfer Agent. If agreed to in writing by the Company and the Transfer Agent, the Transfer Agent may at times perform only a portion of these services, and the Company or its agent may perform these services on the Company’s behalf.

1.4

Authorized Persons. The Company hereby agrees and acknowledges that the Transfer Agent may rely on the current list of authorized persons, as provided, or agreed to by the Company and as may be amended from time to time, in receiving instructions to issue or redeem the Shares. The Company agrees and covenants for itself and each such authorized person that any order, sale or transfer of or transaction in the Shares received by it after the close of the market shall be effectuated at the net asset value determined on the next business day or as otherwise required pursuant to the Company’s Organizational Documents, and the Company or such authorized person shall so instruct the Transfer Agent of the proper effective date of. the transaction.

1.5

Anti-Money Laundering and Client Screening. In connection with its issuance of Shares to the Fund, the Company has complied with all applicable money laundering laws and regulations. The Company will provide prompt notice to the Transfer Agent in the event that the Fund is no longer registered under the 1940 Act and the Company shall execute and deliver, and cause its investment adviser to execute and deliver, such agreements or other documentation and to take such actions applicable under such circumstances as the Transfer Agent may reasonably require. If the Company or investment adviser fails to comply with the provisions of this Section 1.5, this Agreement may be terminated immediately and without prior notice by the Transfer Agent.

1.6

Tax Law. The Transfer Agent shall have no responsibility or liability for any obligations now or hereafter imposed on the Company, the Fund, the Shares, a shareholder or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax laws of any country or of any state or political subdivision thereof. It shall be the responsibility of the Company to notify the Transfer Agent of the obligations imposed on the Company, the Fund, the Shares, a shareholder or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax law of countries, states and political subdivisions thereof, including responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting.

1.7

The Transfer Agent shall provide the Company with such reports as the Company may reasonably request or otherwise reasonably require to fulfill its duties under Rule 38a-1 of the 1940 Act or similar legal or regulatory requirements. Upon reasonable request by the Company, the Transfer Agent shall also provide the Company with sub-certifications in connection with certification requirements pursuant to the Sarbanes-Oxley Act of 2002.

2.	FEES AND EXPENSES

2.1

For the performance by the Transfer Agent of services provided pursuant to this Agreement, the Company agrees to pay the Transfer Agent the fees and expenses agreed upon by the parties in writing. Such fees and any out-of-pocket expenses and advances identified under Section 2.2 below may be changed from time to time subject to mutual written agreement between the Company and the Transfer Agent.

2.2

In addition to the fees paid under Section 2.1 above, the Company agrees to reimburse the Transfer Agent for out-of-pocket expenses, including but not limited to confirmation production, postage, forms, telephone, microfilm, microfiche, tabulating proxies, records storage, or advances incurred by the Transfer Agent for the items set out in the fee schedule. In addition, any other expenses incurred by the Transfer Agent at the request or with the consent of the Company, will be reimbursed by the Company.

2.3

The Company agrees to pay all fees and out-of-pocket expenses due hereunder within thirty (30) days following the receipt of the respective invoice. Postage for mailing of dividends, proxies, Fund reports and other mailings to all shareholder accounts shall be advanced to the Transfer Agent by the Company at least seven (7) days prior to the mailing date of such materials.

The undertakings and obligations contained in this Section shall survive the termination of this Agreement.

3	REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND TRANSFER AGENT

The Company represents, warrants, and covenants to the Transfer Agent that:

3.1	It is duly organized, validly existing and in good standing in its jurisdiction of organization and qualified to conduct its business in every jurisdiction where its business is conducted;

3.2

The execution, delivery and performance of this Agreement, all documents, and instruments to be delivered hereunder or thereunder and all transactions contemplated hereunder or thereunder have been duly authorized by all necessary action;

3.3	The person executing this Agreement on its behalf has been duly authorized to act on its behalf;

3.4	This Agreement constitutes its legal, valid, binding, and enforceable agreement;

3.5

It has obtained all authorizations, approvals and consents of any governmental body required in connection with this Agreement and all transactions contemplated hereunder and such authorizations are in full force and effect; and

3.6

The execution, delivery and performance of this Agreement and the transactions hereunder will not violate any agreement, law, ordinance, charter, by-law, rule, or regulation applicable to it or by which it is bound or by which any of its assets are affected. Further, the Company hereby acknowledges and agrees that it shall promptly notify the Transfer Agent of any statute, regulation, rule, or other regulatory requirement or policy governing the Company, and any change thereto, which may affect the Transfer Agent’s responsibilities under this Agreement.

The Transfer Agent represents and warrants to the Company that:

3.7	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

3.8	It has the organizational power and authority to carry on its business in The Commonwealth of Massachusetts;

3.9	All requisite organizational proceedings have been taken to authorize it to enter into and perform this Agreement; and

3.10	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of the Administrator or any law or regulation applicable to it.

4.	DATA ACCESS AND PROPRIETARY INFORMATION

4.1

The Company acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Company by the Transfer Agent as part of the Company’s ability to access certain Company-related data maintained by the Transfer Agent or another third party on databases under the control and ownership of the Transfer Agent (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or another third party. In no event shall Proprietary Information be deemed Customer Information (as defined below) or the confidential information of the Company. The Company agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, the Company agrees for itself and its officers and directors, and on behalf of its agents, to:

(i)

use such programs and databases solely on the Company’s, or such agents’ computers, or solely from equipment at the location(s) agreed to between the Company and the Transfer Agent, and solely in accordance with the Transfer Agent’s applicable user documentation;

(ii)	refrain from copying or duplicating in any way the Proprietary Information;

(iii)

refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent’s instructions;

(iv)

refrain from causing or allowing Proprietary Information transmitted from the Transfer Agent’s computers to the Company’s, or such agents’ computer to be retransmitted to any other computer facility or other location, except with the prior written consent of the Transfer Agent;

(v)	allow the Company or such agents to have access only to those authorized transactions agreed upon by the Company and the Transfer Agent;

(vi)

honor all reasonable written requests made by the Transfer Agent to protect at the Transfer Agent’s expense the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

4.2

Proprietary Information shall not include all or any portion of any of the foregoing items that: (i) are or become publicly available without breach of this Agreement; (ii) that are released for general disclosure by a written release by the Transfer Agent; or (iii) that are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement. Proprietary Information may be disclosed to the Company’s officers, directors, employees, contractors, counsel, and auditors on a confidential and strictly need-to-know basis or as required by (i) applicable law, rule, or regulation; (ii) judicial or administrative proceeding; or (iii) an appropriate regulatory authority having jurisdiction over the Company.

4.3

If the Company notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall use commercially reasonable efforts to correct such failure at its own expense. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data, and the Company agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof.

DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN “AS IS, AS AVAILABLE” BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

4.4

If the transactions available to the Company include the ability to originate electronic instructions to the Transfer Agent in order to effect the transfer or movement of cash or Shares, shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

4.5	Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section. The obligations of this Section shall survive any earlier termination of this Agreement.

5.	STANDARD OF CARE/ LIMITATION OF LIABILITY

5.1

The Transfer Agent shall at all times act in good faith and agrees to exercise the reasonable level of skill, care and diligence of a professional provider of transfer agency services in its performance of all services under this Agreement. Except as otherwise provided in Section 23, the Transfer Agent shall have no responsibility for the actions of any other party, including other service providers to the Company. The Transfer Agent shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder, except to the extent caused by or resulting from the negligence, bad faith or willful misconduct of the Transfer Agent, its officers or employees in the performance of the Transfer Agent’s duties hereunder. The parties agree that any encoding or payment processing errors shall be governed by this standard of care, and that Section 4-209 of the Uniform Commercial Code is superseded by this Section.

5.2

Neither party shall be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever, (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages.

5.2

In any event, the Transfer Agent’s cumulative liability for each calendar year (a “Liability Period”) with respect to the services provided pursuant to this Agreement regardless of the form of action or legal theory, shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Company. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Transfer Agent’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Transfer Agent for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2024 shall be the date of this Agreement through December 31, 2024, calculated on an annualized basis, and the Compensation

Period for the Liability Period commencing January 1, 2025 and terminating on December 31, 2025 shall be the date of this Agreement through December 31, 2024, calculated on an annualized basis.

6.	INDEMNIFICATION

6.1

Indemnity by the Company. The Transfer Agent and its affiliates, including their respective officers, directors, employees and agents (the “Indemnitees”) shall not be responsible for, and the Company shall indemnify and hold the Indemnitees harmless from and against, any and all direct losses, damages, costs, charges and expenses, including reasonable counsel fees (including in defense of any lawsuit in which one of the Indemnitees is a named party) incurred by any of them arising out of or attributable to:

(a)

All actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in without negligence, bad faith, or willful misconduct;

(b)	The Company’s breach of any representation, warranty, or covenant of the Company hereunder;

(c)	The Company’s lack of good faith, negligence, or willful misconduct;

(d)

The reasonable reliance upon, and any subsequent use of or action taken or omitted, by the Transfer Agent, or its agents or subcontractors on: (i) any information, records, documents, data, Share certificates (if issued) or services, which are received by the Transfer Agent or its agents or subcontractors in physical form, or by machine readable input, facsimile, electronic data entry, electronic instructions, or other similar means authorized by the Company, and which have been prepared, maintained or performed by the Company or any other person or firm authorized to act on behalf of the Company, including but not limited to any broker-dealer, third party administrator or previous transfer agent; (ii) any instructions or requests of the Company or any of its authorized persons; (iii) any instructions or opinions of legal counsel to the Company with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent after consultation with such legal counsel; or (iv) any paper or document, reasonably believed to be genuine, authentic, or signed by an authorized person or persons, provided that in each case the Transfer Agent has acted without negligence, bad faith or willful misconduct;

(e)

The offer or sale of Shares by or on behalf of the Company in violation of any requirement under the federal or state securities laws or regulations requiring that such Shares be registered, or in violation of any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such Shares;

(f)

The negotiation and processing of any checks, wires, and ACH transmissions, including without limitation for deposit into, or credit to, the Company’s demand deposit account maintained by the Transfer Agent; and

(g)

Any tax obligations under the tax laws of any country or of any state or political subdivision thereof, including taxes, withholding and reporting requirements, claims for exemption and refund, additions for late payment, interest, penalties and other expenses (including legal expenses) that may be assessed, imposed or charged against the Transfer Agent as transfer agent hereunder, but excluding income, excise, franchise, or other similar taxes ordinarily imposed on the Transfer Agent’s income, property or business generally.

6.2

At any time the Transfer Agent may apply to any officer of a Company or his or her designee for instructions, and may consult with its own legal counsel at it own expense with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement, and the Transfer Agent and its agents or subcontractors shall not be liable for any action taken or omitted by it in reasonable reliance upon such instructions or upon the opinion of such counsel. The Transfer Agent, its agents and subcontractors shall not be liable and shall be indemnified by the Company for any action taken or omitted in good faith in reliance upon any paper or document reasonably believed to be genuine and to have been signed by the proper person or persons and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Company. Nothing in this Section shall be construed as imposing upon the Transfer Agent any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

6.3

Indemnity by Transfer Agent. Subject to this Section 6 and the exclusions and limitations of liability elsewhere in this Agreement, including Section 5, the Transfer Agent will indemnify the Company against any direct losses incurred by the Company, in each case, to the extent such losses result from the negligence, willful default or fraud of the Transfer Agent (or that of its Delegates) in the discharge of the Transfer Agent’s duties under this Agreement.

6.4	Duty to Mitigate. Each Party will use reasonable efforts to mitigate any Losses in respect of which it claims indemnification under this Agreement.

6.5

Notice of Claims. A Party seeking indemnification under this Section (“Indemnified Party”) against a third-party claim (“Indemnified Claim”) will promptly provide written notice of such claim to the Party obligated to indemnify (“Indemnifying Party”). The failure to notify the Indemnifying Party will not relieve such Party of any liability under this Section, except to the extent that such failure materially prejudices the investigation and/or defence of the Indemnified Claim.

6.6

Right to Control Third Party Claims. The Indemnifying Party will, at its own expense, be entitled but not obligated to control and direct the investigation and defence of any Indemnified Claim, except where the Custodian is the Indemnified Party and is seeking indemnification from multiple customers for claims based on common facts or otherwise related to the Indemnified Claim, in which case the Custodian will have the right to control and direct the investigation and defence of such claim, at the expense of (i) the Indemnifying Party or (ii) all of the customers from which indemnification is sought, including the Indemnifying Party, pro rata, as appropriate. Where the Indemnifying Party controls and directs the investigation of the defence of the Indemnified Claim, the Indemnified Party may retain separate counsel at its own expense. If a conflict of interest exists between the Parties with respect to the defence of such claim, the reasonable cost of separate counsel will be an indemnified expense.

6.7

Settlement of Claims. Neither Party may settle an Indemnified Claim without the consent of the other Party, which consent will not be unreasonably withheld, conditioned, or delayed, provided that the Indemnifying Party will have the right to settle an Indemnified Claim without the consent of the Indemnified Party if such settlement:

(i)	involves only the payment of money;
(ii)	fully and unconditionally releases the Indemnified Party from any liability in exchange for the amount paid in settlement; and
(iii)	does not include any admission of fault or liability in relation to the Indemnified Party.

6.8

Cooperation. In all cases, each Party will, as applicable, provide reasonable cooperation and assistance to the other Party and keep the other Party apprised as to the status of the Indemnified Claim, including any discussions relating to the settlement of the claim and the details of any settlement offer.

7.	ADDITIONAL COVENANTS OF THE COMPANY AND THE TRANSFER AGENT

7.1	The Company shall promptly furnish to the Transfer Agent the following:

(a)	A certified resolution of the Company authorizing the appointment of service providers such as the Transfer Agent and the execution and delivery of this Agreement.

(b)	A copy of the Organizational Documents of the Company and all amendments thereto.

7.2

The Transfer Agent shall keep records relating to the services to be performed hereunder, in the form and manner as it may deem advisable. In furtherance of the Company’s compliance with the requirements of Section 31 of the 1940 Act and the Rules thereunder, Transfer Agent agrees that any records relating to the services provided to the Company and Fund hereunder shall be made available upon reasonable request and preserved for the periods prescribed by the Applicable Rules unless such records are earlier surrendered to the Company or Fund. Records may be surrendered in either written or machine-readable form, at the option of the Transfer Agent. At the end of the applicable retention period, such documents shall, at the Company’s option, either be turned over to the Company or destroyed in accordance with the Company’s authorization. The Transfer Agent will cooperate with the Company’s independent accountants and provide such information as may be reasonably requested by the Company from time to time, to such accountants.

7.3

The Transfer Agent and the Company, agree that each shall treat confidentially all information provided by each party to the other party regarding its business and operations. All confidential information provided by a party hereto shall be used by any other party hereto solely for the purpose of rendering or receiving services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any third party. Neither party will use or disclose confidential information for purposes other than the activities contemplated by this Agreement or except as required by law, court process or pursuant to the lawful requirement of a governmental agency, or if the party is advised by counsel that it may incur liability for failure to make a disclosure, or except at the request or with the written consent of the other party. Notwithstanding the foregoing, each party acknowledges that the other party may provide access to and use of confidential information relating to the other party to the disclosing party’s employees, contractors, subcontractors, agents, professional advisors, auditors, or persons performing similar functions. The foregoing shall not be applicable to any information (i) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, or that is independently derived by any party hereto without the use of any information provided by the other party hereto in connection with this Agreement, (ii) that is required in any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or by operation of law or regulation, or (iii) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

7.4

The Transfer Agent affirms that it has and will continue to have throughout the term of this Agreement, procedures in place that are designed to protect the privacy of nonpublic personal consumer/customer financial information to the extent required by applicable laws, rules, and regulations.

The undertakings and obligations of this Section 7 shall survive the termination of this Agreement for a period of three (3) years.

8.	EFFECTIVE PERIOD AND TERMINATION

8.1

This Agreement shall be effective from the date first stated (the “Effective Date”) above and will continue in full force and effect for a period of five (5) years from the Effective Date. Upon expiration of the Initial Term, this Agreement shall be automatically renewed for additional periods of one (1) year each (each, a “Renewal Term”, and all collectively, including the Initial Term, shall be referred to as the “Term”), unless either party provides written notice to the other party of its intent to not renew at least one hundred and eighty (180) days prior to the expiration of the then-current Term, or unless otherwise terminated earlier in accordance with the Agreement.

8.2	Neither Party may terminate this Agreement, any Schedule, or any Service prior to the expiry of the Term for any reason other than as expressly permitted by the terms of this Agreement.

8.3	Termination for Cause. Each party to this Agreement may terminate this Agreement with immediate effect on written notice to the other party if:

(a) the other party is subject to an Insolvency Event;

(b) the other party commits any material breach of:

(i) applicable law that has a material and negative impact on the non-breaching party;

(ii) its information security obligations in this Agreement; or

(iii) this Agreement,

provided, however, in each case above, if the material breach is capable of remedy, that material breach has not been remedied by the other party within sixty (60) days of written notice by the first party or, if such breach is not capable of remedy within such sixty (60) day period, a reasonable time mutually agreed to in writing by the relevant parties, provided, however, that the other party commences to cure such breach within such sixty (60) day period and diligently pursues the cure of such breach to completion.

8.4

Remedial Plan. If a party acting in good faith believes the other party has committed a material breach of this Agreement, such party will, prior to exercising its right under Section 8.3, escalate the matter by written notice given to the breaching party for good faith discussion and resolution. If after thirty (30) Business Days following such written notice, the parties have not agreed to a remedial plan, such party may proceed to provide the other party of written notice of material breach of the Agreement.

9.	ASSIGNMENT

9.1

Except as provided herein and in Section 23 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party. Provided, however, that the Transfer Agent may assign or transfer this Agreement to a successor of all, or a substantial portion of, its business and assets (including a bridge bank or similar entity) that provides the services, or to one of its affiliates.

9.2

Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Company on behalf of the Fund, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Company on behalf of the Fund. This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective permitted successors and assigns.

9.3

This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Company. Neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

10.	AMENDMENT

This Agreement may be amended or modified at any time in writing by mutual agreement of the parties hereto.

11.	MASSACHUSETTS LAW TO APPLY

This Agreement shall be construed, and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts.

12.	FORCE MAJEURE

In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

13.	MERGER OF AGREEMENT

This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

14.	NOTICE

Any notice, instruction or other instrument required to be given hereunder may be delivered in person to the offices of the parties as set forth herein during normal business hours or sent via prepaid registered mail to the parties at the following addresses or such other addresses as may be notified by any party from time to time. Such notice, instruction or other instrument shall be deemed to have been given at the earliest of (a) upon personal delivery, or (b) five business days following deposit in the United States Mail, registered mail, postage prepaid, return receipt requested.

(a)	If to the Company, to:

TCW Funds, Inc.

c/o TCW Investment Management Company

515 South Flower Street

Los Angeles, CA 90071

Attention: Eric Chan

Telephone: [--]

Email: eric.chan@tcw.com

(b)	If to Transfer Agent, to:

State Street Bank and Trust Company

Transfer Agency

Attention: Compliance

1776 Heritage Drive

Quincy, MA 02171

With a copy to:

State Street Bank and Trust Company

Legal Division – Global Services Americas

One Congress Street

Boston, MA 02114

15.	COUNTERPARTS

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement.

16.	DATA PROTECTION

State Street will implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Company’s shareholders, employees, directors and/or officers that the Transfer Agent receives, stores, maintains, processes, or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) drivers license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (t) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state, or local government records lawfully made available to the general public.

17.	SURVIVAL

All provisions regarding indemnification, warranty, liability, and limits thereon, and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

18.	SEVERABILITY

If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

19.	PRIORITIES CLAUSE

In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any schedules or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

20.	WAIVER

No waiver by either party of any breach or default of any of the covenants or conditions herein contained and performed by the other party shall be construed as a waiver of any succeeding breach of the same or of any other covenant or condition.

21.	REPRODUCTION OF DOCUMENTS

This Agreement and all schedules, addenda, exhibits, attachments, and amendments hereto may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

22.	SERVICES NOT EXCLUSIVE

The services of the Transfer Agent are not to be deemed exclusive, and the Transfer Agent shall be free to render similar services to others. The Transfer Agent shall be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Company from time to time, have no authority to act or represent the Company in any way or otherwise be deemed an agent of the Company.

23.	DELEGATION; SUBCONTRACTORS

23.1

The Transfer Agent shall have the right, without the consent or approval of the Company, to employ agents, subcontractors, consultants and other third parties, whether affiliated or unaffiliated, to provide or assist it in the provision of any part of the services stated herein (each, a “Delegate” and collectively, the “Delegates”), without the consent or approval of the Company. The Transfer Agent shall be responsible for the services delivered by, and the acts and omissions of, any such Delegate as if the Transfer Agent had provided such services and committed such acts and omissions itself. Where required, such Delegate shall be a duly registered transfer agent pursuant to Section 17A(c)(2) of the 1934 Act.

23.2

The Transfer Agent will provide the Company with information regarding its global operating model for the delivery of the services on a quarterly or other periodic basis, which information shall include the identities of Delegates affiliated with the Transfer Agent that perform or may perform parts of the services, and the locations from which such Delegates perform services, as well as such other information about its Delegates as the Company may reasonably request from time to time. Nothing in this Section 23.2 shall limit or restrict the Transfer Agent’s right to use affiliates or third parties to perform or discharge, or assist it in the performance or discharge, of any obligations or duties under this Agreement other than the provision of the services.

24.	USE OF DATA

24.1

In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Transfer Agent (which term for purposes of this Section 24 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding the Company or Fund and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Company and the Transfer Agent or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

24.2

Subject to paragraph 24.4 below, the Transfer Agent and/or its Affiliates may use any Confidential Information of the Company or the Fund (“Data”) obtained by such entities in the performance of their services under this Agreement or any other agreement between the Company and the Transfer Agent or one of its Affiliates, including Data regarding transactions and portfolio holdings relating to the Company to develop, publish or otherwise distribute to third parties certain investor behavior “indicators” or “indices” that represent broad trends in the flow of investment funds into various markets, sectors or investment instruments (collectively, the “Indicators”), but only so long as (i) the Data is combined or aggregated with (A) information of other customers of the Transfer Agent and/or (B) information derived from other sources, in each case such that the Indicators do not allow for attribution or identification of such Data with the Company, (ii) the Data represents less than a statistically meaningful portion of all of the data used to create the Indicators and (iii) the Transfer Agent publishes or otherwise distributes to third parties only the Indicators and under no circumstance publishes, makes available, distributes or otherwise discloses any of the Data to any third party, whether aggregated, anonymized or otherwise, except as expressly permitted under this Agreement.

24.3	The Company acknowledges that the Transfer Agent may seek to realize economic benefit from the publication or distribution of the Indicators.

24.4

Except as expressly contemplated by this Agreement, nothing in this Section 24 shall limit the confidentiality and data-protection obligations of the Transfer Agent and its Affiliates under this Agreement and applicable law. The Transfer Agent shall cause any Affiliate, agent, or service provider to which it has disclosed Data pursuant to this Section 24 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

24.5

The Transfer Agent affirms that it has and will continue to have throughout the term of this Agreement, procedures in place that are reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable laws, rules and regulations.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

TCW FUNDS, INC.

By:

Name:

Title:

STATE STREET BANK AND TRUST COMPANY

By:

Name:

Title: